FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
November 1, 2007	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS
- Company Reports Earnings of $0.46 Per Diluted Share -
- Natural Resources Production Improves; Acquisition of Tuscaloosa Resources, Inc. Completed -
- Homebuilding Achieves Near Break-Even Results on Margin Improvements -
- Financial Services Group Renews $200.0 Million Mortgage Warehouse Facility -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) today reported net income of $24.4 million, or $0.46 per diluted share for the third quarter ended Sept. 30, 2007. For the same period last year, the Company reported income from continuing operations of $43.5 million, or $0.85 per diluted share.

“Walter Industries delivered solid operating results in the third quarter as Natural Resources improved coal production over both the prior-year period and the second quarter 2007. Additionally, we closed on our acquisition of Tuscaloosa Resources, expanding our mining footprint in Southern Appalachia,” said Walter Industries Chairman Michael T. Tokarz. “Our expansion activity at Mine No. 7 is progressing well, and given the strength and positive outlook for the global metallurgical coal industry, our planned increase in metallurgical coal production will be coming online at an opportune time.”

Consolidated revenues for the third quarter declined versus the prior-year period, reflecting lower metallurgical coal sales prices and fewer unit completions at Homebuilding, partially offset by higher Homebuilding selling prices. Income from continuing operations for the third quarter declined versus last year’s third quarter due to the unfavorable impact from lower revenues, plus higher depreciation expense, increases in postretirement benefits expense and a higher effective tax rate, partially offset by lower selling, general and administrative expenses, as well as interest expense on bank debt.

Third Quarter Results by Operating Group

Natural Resources & Sloss

The Natural Resources & Sloss group generated combined revenues of $196.5 million in the third quarter, down $22.3 million versus the same period last year, but up $25.9 million from the second quarter 2007. The decline in revenues from the year-ago period was the result of a 15.4 percent reduction in metallurgical coal prices along with lower natural gas volumes and pricing. The 15.2 percent increase in revenues versus the second quarter 2007 was primarily due to $25.4 million in increased coal volume and a $1.3 million decrease in demurrage charges, partially offset by lower selling prices.
4211 W. Boy Scout Blvd.   |   Tampa, Florida 33607   |   Tel: 813.871.4811   |   Web site: www.walterind.com

Natural Resources & Sloss reported combined operating income of $32.4 million in the third quarter, compared to $56.9 million in the prior-year period. Operating income in the current-year period reflects $27.1 million of reduced metallurgical coal and natural gas pricing as well as $2.0 million of increased losses at Kodiak, partially offset by lower production costs at Jim Walter Resources.

“We were pleased with our operating performance during the third quarter, particularly at Jim Walter Resources and Sloss,” said George R. Richmond, Chief Executive Officer of Jim Walter Resources. “At Jim Walter Resources, we mined through the area at Mine No. 7 where we experienced difficulties in the second quarter, and moved the longwall to the next panel in September, as expected. In addition, Mine No. 4 delivered very strong production volumes that significantly reduced cost per ton.”

Richmond added, “The underlying fundamentals for the metallurgical coal market are the strongest we have seen for some time. Constraints on new capacity, as well as those on existing infrastructure in some parts of the world, continue to limit global supply. Additionally, demand for metallurgical coal and coke from our strategic markets continues to be very strong. We expect the confluence of these supply and demand indicators to drive prices higher.”

Jim Walter Resources

Jim Walter Resources sold 1.6 million tons of metallurgical coal during the third quarter, comparable with the prior-year period and up 0.3 million tons versus this year’s second quarter. Metallurgical coal sales prices (in short tons, FOB port) averaged $89.22 in the third quarter compared to $105.48 during the same period last year and $94.29 in this year’s second quarter. As expected, average realized prices declined, primarily due to lower contract pricing.

Mine No. 4 produced 0.8 million tons in the current-year period compared to 0.4 million tons in last year’s third quarter, when production was hampered by roof control problems, and 0.7 million tons in this year’s second quarter. Mine No. 4’s cost per ton was $34.91, reflecting a $30.35 improvement over the prior-year period, primarily driven by the return of production volumes to historic averages, partially offset by higher labor costs associated with the UMWA contract effective at the beginning of 2007.

Mine No. 7 produced 0.5 million tons in the third quarter 2007 versus 0.6 million tons in the same period last year and 0.5 million in this year’s second quarter. Third quarter production costs at Mine No. 7 were $68.51 per ton versus $44.17 per ton in the prior-year period. The cost per ton increase reflects lower volumes, as well as higher-cost continuous miner development work associated with the Southwest “A” panel and increased UMWA contract labor costs. Since the longwall move in September, the mine has produced at significantly higher advance rates and production volumes.

Based on year-to-date results, the Company has tightened its estimated full year coal production range at Jim Walter Resources to 5.9 to 6.0 million tons.

Tuscaloosa Resources, Inc.

The Company completed the acquisition of Tuscaloosa Resources, Inc. on Aug. 31, 2007 and the acquired operation has performed as expected. For the month of September, TRI produced 63,000 tons and sold 67,000 tons of steam coal.

Kodiak Mining

Kodiak incurred operating losses totaling $4.9 million during the third quarter versus a $2.9 million loss from last year’s third quarter. Production volumes in the quarter were low due to thin seam conditions, poor operating performance and the impact of excessive downtime from 16 idle mine days. The idle mine days primarily related to repositioning activities associated with recent mine plan modifications designed to better assess the long-term performance prospects of the mine.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 2 - 11/1/07

“While Kodiak’s operating losses narrowed versus the second quarter, we continue to be disappointed with the unit’s overall performance,” Richmond said. “The majority of our focus at Kodiak this quarter was on repositioning the mine and moving equipment to another area where we will get a better view of the future outlook for this venture.”

Natural Gas

The natural gas operation sold 1.8 billion cubic feet of gas at an average price of $7.59 per thousand cubic feet in the third quarter 2007 versus sales of 2.0 billion cubic feet at an average price of $8.49 per thousand cubic feet in the prior-year period. The decline in natural gas volumes reflects the loss of gas production from the now-closed Mine No. 5, as well as lower volumes from Mine No. 7.

Sloss

Sloss Industries generated third quarter revenues of $34.5 million, flat with the prior-year period, and operating income of $3.2 million, up $2.0 million from the prior-year period. Operating income improvements primarily reflect increased spot sales at higher pricing for furnace coke, indicative of current favorable market conditions. Additionally, improved plant performance and lower administrative expenses contributed to the increase in operating income.

Financing & Homebuilding

The Financing & Homebuilding group reported combined revenues of $112.2 million for the third quarter, down 2.8 percent versus the prior-year period. The decrease was primarily the result of lower unit deliveries at Homebuilding and lower prepayment income at Financing, partially offset by higher selling prices at Homebuilding and increased Financing interest income.

Combined operating income for Financing & Homebuilding was down $0.6 million for the quarter versus last year’s third quarter, primarily driven by reduced prepayment income and a higher provision for losses at Financing, partially offset by margin improvements at Homebuilding. Financing added $1.0 million to its loss provision due to expected weakness in the purchased Adjustable Rate Mortgage (ARM) portfolio, which was approximately $53.0 million at Sept. 30, 2007, or less than three percent of the total portfolio. Results in the prior-year period also included operating income of $1.1 million at Financing resulting from better than expected claims experience in the insurance business.

Delinquencies on the mortgage portfolio were 4.9 percent at Sept. 30, 2007, compared to 4.2 percent at Sept. 30, 2006 and 3.8 percent at June 30, 2007. The increase in delinquencies versus the prior-year period was primarily due to weakness in the ARM portion of the Company’s portfolio. Performance by Financing’s mortgage servicing organization helped reduce delinquency levels at Oct. 31, 2007 to approximately 4.3 percent.

Average unit net selling prices at Homebuilding were $98,327 in the quarter, an increase of $6,740 per home versus the prior-year period. Unit completions were 585 in the third quarter, down 11.6 percent versus the same period last year, reflecting lower sales orders in prior periods. Gross margins improved by 530 basis points in the third quarter versus the same period last year and 190 basis points compared to this year’s second quarter, primarily on higher selling prices and lower materials costs. For the current quarter, new sales orders, net of cancellations, totaled 440 units, down 16.0 percent compared to the third quarter last year, primarily reflecting unfavorable market conditions facing the entire homebuilding industry.

“We remain confident in the prospects for our Financing and Homebuilding business, despite continued deterioration in the broader markets,” said Financing & Homebuilding Chief Executive Officer Mark J. O’Brien. “Although home sales and backlog levels are lower than we would like, improved pricing and cost controls have significantly lowered our break-even point. Also, our mortgage servicing organization continues to drive solid portfolio performance.”

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 3 - 11/1/07

The Company also announced that its Financing business renewed its $200.0 million Trust XIV Variable Funding Loan Agreement through Oct. 23, 2008 on substantially similar terms. Combined with the renewal of its $150.0 million warehouse facility in July, the Company has ample liquidity to continue funding mortgage accounts originated by the Financing and Homebuilding businesses.

Other

Operating income in the “Other” segment, comprised of the Company’s corporate expenses and land subsidiaries, improved by approximately $2.1 million in the third quarter, driven by increased land sales and lower corporate selling, general and administrative expenses.

Walter Industries also announced that it spent $5.2 million during the quarter to repurchase approximately 219,000 shares.

Conference Call Webcast

Members of the Company's leadership team will discuss Walter Industries’ third quarter 2007 results, its business drivers for the remainder of 2007 and other general business matters during a conference call and live Web cast to be held on Friday, Nov. 2, 2007, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.3 billion and employs approximately 2,800 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, changes in the mortgage-backed capital markets, and changes in economic conditions. Those risks also include the timing of and ability to execute any strategic actions that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

- WLT -

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 4 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the three months
	ended September 30,
	2007	2006
Net sales and revenues:
Net sales	$249,163	$273,467
Interest income on instalment notes	49,712	49,434
Miscellaneous	13,331	10,384
	312,206	333,285
Costs and expenses:
Cost of sales (exclusive of depreciation)	184,535	186,710
Depreciation	12,089	9,963
Selling, general and administrative	34,088	36,343
Provision for losses on instalment notes	3,366	1,946
Postretirement benefits	6,863	4,406
Interest expense - mortgage-backed/asset-backed notes	29,996	29,465
Interest expense - other debt	7,358	9,966
Amortization of intangibles	455	560
	278,750	279,359
Income from continuing operations before income tax
expense and minority interest	33,456	53,926
Income tax expense (2)	9,093	10,478
Income from continuing operations before minority interest	24,363	43,448
Minority interest in net loss of affiliate	-	59
Income from continuing operations	24,363	43,507
Discontinued operations (1)	-	19,738
Net income	$24,363	$63,245

Basic income per share:
Income from continuing operations	$0.47	$1.00
Discontinued operations	-	0.45

Net income	$0.47	$1.45

Weighted average number of shares outstanding	52,035,228	43,634,042

Diluted income per share:
Income from continuing operations	$0.46	$0.85
Discontinued operations	-	0.38

Net income	$0.46	$1.23

Weighted average number of diluted shares outstanding	52,521,787	52,176,845

(1)
The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. As a result, operating results of this business for the three months ended September 30, 2006 have been classified as discontinued operations. Discontinued operations for the three months ended September 30, 2006 also include the results of Mueller Water Products, Inc., which was spun off to shareholders in December 2006.

(2)
Income tax expense for the three months ended September 30, 2006 includes favorable adjustments resulting from effective tax rate revisions and additional benefits from percentage depletion deductions.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 5 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the three months
	ended September 30,
	2007	2006
NET SALES AND REVENUES:
Natural Resources	$162,064	$184,392
Sloss	34,471	34,414
Natural Resources and Sloss	196,535	218,806

Financing	54,104	54,587
Homebuilding (1)	58,060	60,854
Financing and Homebuilding Group	112,164	115,441

Other	4,689	4,203
Consolidating Eliminations	(1,182)	(5,165)
	$312,206	$333,285
OPERATING INCOME (LOSS) FROM CONTINUING
OPERATIONS:
Natural Resources	$29,124	$55,641
Sloss	3,231	1,271
Natural Resources and Sloss	32,355	56,912

Financing	11,247	14,226
Homebuilding (1)	(82)	(2,467)
Financing and Homebuilding Group	11,165	11,759

Other	(2,706)	(4,779)
Consolidating Eliminations	-	-
Operating income from continuing
operations	40,814	63,892
Other debt interest expense	(7,358)	(9,966)
Income from continuing operations before
income tax expense and minority interest	$33,456	$53,926

(1)	Excludes Crestline Homes, Inc., which was sold in May 2007.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 6 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the nine months
	ended September 30,
	2007	2006
Net sales and revenues:
Net sales	$747,696	$786,295
Interest income on instalment notes	149,939	150,901
Miscellaneous	31,389	28,153
	929,024	965,349
Cost and expenses:
Cost of sales (exclusive of depreciation)	530,632	517,815
Depreciation	34,310	27,811
Selling, general and administrative	109,664	108,347
Provision for losses on instalment notes	8,756	6,761
Postretirement benefits	19,882	13,220
Interest expense - mortgage-backed/asset-backed notes	89,512	88,399
Interest expense - other debt	21,923	31,355
Amortization of intangibles	1,375	1,899
	816,054	795,607
Income from continuing operations before income tax
expense and minority interest	112,970	169,742
Income tax expense	38,702	46,286
Income from continuing operations before minority interest	74,268	123,456
Minority interest in net loss of affiliate	-	1,000
Income from continuing operations	74,268	124,456
Discontinued operations (1)	(2,229)	38,049
Net income	$72,039	$162,505

Basic income (loss) per share:
Income from continuing operations	$1.42	$2.93
Discontinued operations	(0.04)	$0.89

Net income	$1.38	$3.82

Weighted average number of shares outstanding	52,035,491	42,511,178

Diluted income (loss) per share:
Income from continuing operations	$1.41	$2.46
Discontinued operations	(0.04)	0.74

Net income	$1.37	$3.20

Weighted average number of diluted shares outstanding	52,517,297	51,601,866

(1)
The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. As a result, operating results of this business for the nine months ended September 30, 2007 and 2006 have been classified as discontinued operations. Discontinued operations for the nine months ended September 30, 2006 also include the results of Mueller Water Products, Inc., which was spun off to shareholders in December 2006.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 7 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the nine months
	ended September 30,
	2007	2006
NET SALES AND REVENUES:
Natural Resources	$469,729	$526,584
Sloss	100,394	102,611
Natural Resources and Sloss	570,123	629,195

Financing	162,897	166,425
Homebuilding (1)	188,368	171,067
Financing and Homebuilding Group	351,265	337,492

Other	13,172	10,223
Consolidating Eliminations	(5,536)	(11,561)
	$929,024	$965,349
OPERATING INCOME (LOSS) FROM CONTINUING
OPERATIONS:
Natural Resources	$107,329	$182,670
Sloss	7,485	5,530
Natural Resources and Sloss	114,814	188,200

Financing	34,863	40,576
Homebuilding (1)	(3,227)	(11,712)
Financing and Homebuilding Group	31,636	28,864

Other	(11,557)	(15,322)
Consolidating Eliminations	-	(645)
Operating income from continuing
operations	134,893	201,097
Other debt interest expense	(21,923)	(31,355)
Income from continuing operations before
income tax expense and minority interest	$112,970	$169,742

(1)	Excludes Crestline Homes, Inc., which was sold in May 2007.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 8 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,570	1,511	4,297	4,165
Purchased metallurgical coal	-	56	96	56
Steam coal	-	-	-	300
	1,570	1,567	4,393	4,521
Average sale price per short ton:
Metallurgical coal, contracts	$89.22	$105.48	$94.57	$108.96
Steam coal	$-	$-	$-	$35.02
Total average	$89.22	$105.48	$94.57	$104.05

Tons sold by mine (in thousands):
Mine No. 4	1,108	423	2,407	1,862
Mine No. 7	462	806	1,876	1,974
Subtotal	1,570	1,229	4,283	3,836
Mine No. 5 (1)	-	282	14	629
Total	1,570	1,511	4,297	4,465

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$54.42	$78.01	$52.13	$59.80
Mine No. 7 per ton	$78.01	$57.20	$66.26	$53.50
Mines No. 4 and No. 7 per ton average	$61.36	$64.36	$58.32	$56.56
Mine No. 5 per ton (1)	$-	$63.76	$57.98	$71.28
Total average	$61.36	$64.25	$58.32	$58.63
Idle mine costs (in thousands) (2)	$-	$200	$263	$582
Purchased coal costs (in thousands)	$-	$6,502	$8,192	$6,502
Other costs (in thousands) (3)	$2,708	$2,355	$10,070	$7,848

Tons of coal produced (in thousands)
Mine No. 4	823	385	2,277	1,538
Mine No. 7	468	567	1,871	1,981
Subtotal	1,291	952	4,148	3,519
Mine No. 5	-	216	-	654
Total	1,291	1,168	4,148	4,173

Coal production costs per ton: (4)
Mine No. 4	$34.91	$65.26	$38.58	$47.35
Mine No. 7	$68.51	$44.17	$56.79	$39.07
Mines No. 4 and No. 7 average	$47.09	$52.70	$46.79	$42.69
Mine No. 5	$-	$47.03	$-	$56.10
Total average	$47.09	$51.66	$46.79	$44.79

Natural gas sales, in mmcf (in thousands)	1,789	1,972	5,404	5,778
Natural gas average sale price per mmcf	$7.59	$8.49	$7.82	$8.74
Natural gas cost of sales per mmcf	$2.41	$2.45	$2.81	$2.74

Kodiak
Tons sold (in thousands)	30	1	39	4
Tons of coal produced (in thousands)	11	34	57	60

Tuscaloosa Resources, Inc. (5)
Tons sold (in thousands)	67	-	67	-
Tons of coal produced (in thousands)	63	-	63	-

(1)	Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2)	Idle mine costs are charged to period expense when incurred.

(3)	Consists of charges (credits) not directly allocable to a specific mine.

(4)
Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(5)	Tuscaloosa Resources, Inc. was acquired on August 31, 2007. Quarter-to-date and year-to-date information represent tons sold and produced in September 2007.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 9 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Operating Data (continued):
Sloss Industries
Furnace and foundry coke tons sold	110,109	100,624	321,844	305,763
Furnace and foundry coke average sale price per ton	$224.41	$222.61	$222.23	$222.24
Fiber tons sold	26,429	25,350	79,911	78,113
Fiber price per ton	$271.94	$265.52	$268.01	$263.92

Financing
Delinquencies, as of period end	4.9%	4.2%	4.9%	4.2%
Prepayment speeds	8.4%	10.6%	8.4%	10.0%
Number of repossessions	203	317	789	984
Repossession rate, annualized	2.2%	3.0%	2.6%	3.0%
Recovery rate on repossessions	84.3%	88.9%	85.6%	87.7%

Homebuilding (excluding Crestline)
New sales contracts	567	670	1,988	1,995
Cancellations	127	146	320	415
Unit completions	585	662	1,908	1,948
Average sale price	$98,327	$91,587	$98,418	$87,571
Ending backlog of homes	1,285	1,716	1,285	1,716

Depreciation ($ in thousands):
Natural Resources	$9,087	$7,004	$25,583	$19,549
Sloss	965	879	2,824	2,727
Financing	312	349	866	1,031
Homebuilding	1,290	1,127	3,796	3,307
Other	435	604	1,241	1,197
	$12,089	$9,963	$34,310	$27,811
Capital expenditures ($ in thousands):
Natural Resources	$47,417	$19,704	$103,013	$64,623
Sloss	1,167	2,260	4,290	5,701
Financing	16	37	76	221
Homebuilding	789	1,073	2,639	3,498
Other	-	917	327	1,631
	$49,389	$23,991	$110,345	$75,674

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 10 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in Thousands)
Unaudited

	September 30,	December 31,	September 30,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$23,159	$127,369	$69,252
Short-term investments, restricted	86,607	90,042	86,296
Instalment notes receivable, net of allowance of $13,957,
$13,011 and $12,945, respectively	1,834,816	1,779,697	1,765,794
Receivables, net	97,350	85,094	110,693
Inventories	90,763	105,527	97,877
Prepaid expenses	46,933	29,727	42,532
Property, plant and equipment, net	396,692	310,163	295,664
Other assets	168,923	135,274	113,773
Goodwill	10,895	10,895	10,895
Assets of discontinued operations	-	10,327	2,993,056
	$2,756,138	$2,684,115	$5,585,832
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$67,062	$62,323	$60,387
Accrued expenses	76,331	94,930	91,153
Accrued interest on debt	14,149	17,053	18,588
Debt:
Mortgage-backed/asset-backed notes	1,738,273	1,736,706	1,687,968
Other debt	229,708	249,491	422,736
Accumulated postretirement benefits obligation	349,406	330,241	225,402
Other liabilities	221,309	189,458	217,112
Liabilities of discontinued operations	-	2,005	1,755,430
Total liabilities	2,696,238	2,682,207	4,478,776

Minority interest in discontinued operations	-	-	304,733

Stockholders' equity	59,900	1,908	802,323
	$2,756,138	$2,684,115	$5,585,832

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 11 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
($ in Thousands)
Unaudited

	Total	Common Stock	Capital in Excess of Par Value	Comprehensive Income	Accumulated Deficit	Treasury Stock	Other Comprehensive Income (Loss)
Balance at December 31, 2006	$1,908	$728	$757,699		$(398,564)	$(259,317)	$(98,638)
Adjustment to initially apply FIN No. 48 (1)	(4,421)				(4,421)
Adjusted balance at January 1, 2007	$(2,513)	$728	$757,699		$(402,985	(259,317)	$(98,638)
Comprehensive income:
Net income	72,039			$72,039	72,039
Other comprehensive income (loss) , net of tax:
Amortization of prior service cost and net actuarial loss
on postretirement benefits obligation	6,078			6,078			6,078
Increase in accumulated postretirement benefit obligation for
plan amendments after measurement date	(9,347)			(9,347)			(9,347)
Net unrealized loss on hedges	(4,122)			(4,122)			(4,122)
Comprehensive income				$64,648

Retirement of treasury stock	-	(207)	(259,902)		260,109
Purchases of stock under stock repurchase program	(5,241)	(2)	(5,239)
Stock issued upon the exercise of stock options	725		725
Tax benefit from the exercise of stock options	1,380		1,380
Dividends paid, $0.15 per share	(7,815)		(7,815)
Stock-based compensation	9,508		9,508
Other	(792)		-		(792)
Balance at September 30, 2007	$59,900	$519	$496,356	$(330,946)	$-	$(106,029)

(1)
The Company adopted FIN No. 48, "Accounting for Uncertainty in Income Taxes," as required on January 1, 2007. Upon adoption, the Company recognized a $4.4 million increase to the beginning accumulated deficit to reflect a necessary increase to the accrual for uncertain tax positions.

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 12 - 11/1/07

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)
Unadited

	For the nine months ended September 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$72,039	$162,505
Loss (income) from discontinued operations	2,229	(38,049)
Income from continuing operations	74,268	124,456

Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Provision for losses on instalment notes receivable	8,756	6,761
Depreciation	34,310	27,811
Provision for (benefit from) deferred income taxes	(2,579)	28,114
Other	24,943	13,971

Decrease (increase) in assets, net of effect of acquisition:
Receivables	(6,675)	(37,185)
Inventories	15,107	18,872
Prepaid expenses	(2,628)	(9,777)
Instalment notes receivable, net	(55,242)	(14,808)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	3,536	549
Accrued expenses	(21,807)	(6,668)
Accrued interest	(2,904)	(1,809)
Cash flows provided by operating activities of continuing operations	69,085	150,287

INVESTING ACTIVITIES
Acquisition	(11,650)	-
Purchases of loans	(39,900)	(96,083)
Principal payments received on purchased loans	31,267	32,257
Decrease in short-term investments, restricted	3,829	38,277
Additions to property, plant and equipment	(110,345)	(75,674)
Escrow release from prior acquisition	-	10,500
Other	5,388	3,872
Cash flows used in investing activities of continuing operations	(121,411)	(86,851)

FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-backed notes	172,200	145,000
Payments of mortgage-backed/asset-backed notes	(170,719)	(184,478)
Retirements of other debt (1)	(40,831)	(174,539)
Dividends paid	(7,815)	(5,053)
Tax benefit on the exercise of employee stock options	1,380	7,150
Issuance of common stock	-	168,680
Purchases of stock under stock repurchase program	(5,241)	-
Other	(1,489)	11,579
Cash flows used in financing activities of continuing operations	(52,515)	(31,661)
Cash flows provided by (used in) continuing operations	$(104,841)	$31,775

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by operating activities	$630	$36,851
Cash flows used in investing activities	-	(64,969)
Cash flows provided by financing activities	-	19,591
Cash flows provided by (used in) discontinued operations	$630	$(8,527)

Net increase (decrease) in cash and cash equivalents	$(104,211)	$23,248

Cash and cash equivalents at beginning of period	$127,369	$64,424
Add: Cash and cash equivalents of discontinued operations at beginning of period	1	72,972
Net increase (decrease) in cash and cash equivalents	(104,211)	23,248
Less: Cash and cash equivalents of discontinued operations at end of period	-	(91,392)
Cash and cash equivalents at end of period	$23,159	$69,252

WALTER INDUSTRIES ANNOUNCES THIRD QUARTER 2007 RESULTS - Page 13 - 11/1/07